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                                                                    EXHIBIT 99.1



                                                                  March 22, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

         Re: Exhibit 99.1 to Annual Report on Form 10-K: Representations Received From Arthur Andersen LLP

Ladies and Gentlemen:

         Cell Pathways, Inc. ("CPI") has received a representation letter from Arthur Andersen LLP ("Andersen"), CPI's independent public accountants, in connection with the issuance of Andersen's audit report included in CPI's Annual Report on this Form 10-K. In its letter, Andersen has represented to us that its audit of the consolidated financial statements of CPI referenced in its audit report was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to Andersen's audit.


                                                Very truly yours,


                                                /s/ Brian J. Hayden
                                                --------------------
                                                Brian J. Hayden
                                                Chief Financial Officer